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EXHIBIT 99.1

TRANSCRIPT OF MIDWAY GAMES INC.
FIRST QUARTER 2004
FINANCIAL RESULTS CONFERENCE CALL
APRIL 28, 2004

Operator:	Ladies and Gentlemen, thank you for standing by. Welcome to the Midway Games First Quarter Results Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press * then the number one on your telephone. If you would like to withdraw your question press the # key on your telephone. As a reminder, this conference is being recorded Wednesday, April 28, 2004. I would now like to turn the conference over to Miguel Iribarren, Vice President of Corporate Communications and Strategic Planning. Please go ahead, sir.
Miguel Iribarren:
Thank you, operator. Good afternoon everyone. With us here in Chicago today are, President and CEO, David F. Zucker and, our VP of Finance and Assistant Treasurer, Jim Boyle. Our Chief Financial Officer, Tom Powell, is also on the line with us but is calling in from another location, and if for some reason we have any difficulty with Tom's phone line, Jim is here to help out. I will begin today's call with the customary legal disclosures, after which Tom will discuss our financial performance for the quarter. David will then provide his comments on the quarter's results and our strategy going forward, including updating our financial guidance. After David's remarks we will open up the line for questions. With that I'll read our safe harbor statement and then turn the call over to Tom.

Ladies and Gentlemen, the following presentation and responses to questions may contain certain forward-looking statements concerning future business conditions and the outlook for Midway based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of such risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers, and other risks more fully described under "Item 1—Business Risk Factors", in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the other more recent filings made by the Company with the Securities and Exchange Commission. Tom?
Thomas Powell:	Good Afternoon. Thanks Miguel.

Revenues for the first quarter were $20.1 million, approximately $2 million higher than our increased guidance provided on April 6th. The increase is primarily due to strong sales of The Suffering which was introduced in the North American market on March 8th. For the quarter, the launch of The Suffering in North America was our only new product introduction.

Revenues for the quarter were down from $45.8 million for the same quarter last year. The decrease from a year ago is attributable to the prior year having a high level of revenues primarily due to the European introduction of Mortal Kombat: Deadly Alliance during February 2003, as well as continued reorders of Mortal Kombat in the North American market following its launch in November 2002.

Revenue mix by platform was: 54% for the Playstation 2; 34% for the Xbox; 7% for the GameCube; 1% on the Game Boy Advance and 4% on all other platforms. Our international business contributed approximately 19% of the total revenues. As you will note from the quoted percentages, our focus has been more so on the Playstation 2 and Xbox platforms and less so on the GameCube and Game Boy Advance platforms. For the balance of 2004, we anticipate our focus will remain on these two platforms.
The net loss for the quarter was $14.2 million, compared with a net loss of $9.3 million last year. The loss applicable to common stock was $15 million, compared with $9.6 million last year.

At the end of the first quarter, the balance of capitalized product development costs stood at approximately $16.8 million. This compares to a balance of $11.3 million at the end of 2003. Of this $16.8 million of capitalized cost, $2.4 million relates to products in the marketplace as of the end of the first quarter, another $12.3 million relates to products that we expect to introduce in the 2nd, 3rd and 4th quarters of this year, and the remaining $2.1 million relates to products that we expect to introduce next year.

Looking at receivables, gross receivables at March 31st were $18.7 million. Reserves for price concessions, returns and uncollectible accounts were $6.3 million or approximately 34% of the gross receivable. Days sales outstanding was 56 days.

For the quarter, cash used in operations was $12 million. Our quarterly cash expense is currently running in the range of $7.5 million for our corporate, administrative, and sales and marketing overhead and we expect these costs to stay in that range for the balance of the year. Product development quarterly cash expense is currently running in the range of $16 million and we anticipate that these outlays will increase to the $19 million per quarter range for the balance of the year. The increased product development spending largely reflects investments in assets that will benefit us in future years of 2005 and 2006.

Our March 31st cash balance stood at $45.7 million. During the first quarter, we entered into a loan and security agreement with Wells Fargo Foothill for a credit facility of up to $30 million. This credit facility is comprised of a $15 million term loan and a revolving line of credit of up to $15 million. Net proceeds from the $15 million term loan are included in the quarter end cash balance of $45.7 million.

Subsequent to the end of the quarter, we completed the sale of 11.35 million shares of common stock with net proceeds after transaction costs of approximately $78.4 million. The shares in this offering were issued under a $100 million shelf registration statement previously filed with the SEC. Following the completion of this offering, we are in the process of withdrawing the balance of the shelf registration statement.

Additionally, subsequent to the end of the quarter, one of our holders of our Series D convertible preferred stock exercised their right to purchase an additional 446 shares for net proceeds to the Company of approximately $4.5 million.

We believe the additional financing has solidified our liquidity position enabling us to execute against our 2004 business plan, to pursue strategic opportunities that may arise, and to begin investing toward development for the next generation of consoles.
This concludes the financial update. David?

David Zucker:	Thank you Tom.

I'm pleased to report that our strategy of focusing on fewer, bigger, better titles that leverage our core competencies and existing franchises, coupled with the improvements that we've made to personnel and processes over the past year, is beginning to pay dividends. Since our last conference call, we have successfully launched two key products that serve as excellent examples of the progress we're making. In our last conference call I indicated that the launch of The Suffering and NBA Ballers would be our first test of Midway's new approach to making and marketing games and that this would be a key element to re-establishing credibility with Wall Street. I believe we have passed our first test.

On March 8th, we launched The Suffering and on April 5th we launched NBA Ballers. According to NPD Funworld, The Suffering was the #4 best-selling title on the Xbox and the #9 best-selling title on the PS2 in March based on dollar sales. The solid early performance of The Suffering has helped us outperform our guidance for the first quarter and has also helped us to build orders for our international launch scheduled for mid-May throughout Europe. NBA Ballers has been an even bigger success. Last week, and so far through this week, NBA Ballers was the number one selling title at Target, for both Playstation and Xbox platforms, and at Wal-Mart, NBA Ballers was the number one selling Xbox title and number 2 selling Playstation 2 title during last week and so far again this week.

The successful launch of The Suffering marked an important turning point for Midway in several respects: first, it reflects our intense focus on game quality. The Suffering is the highest rated PS2 game that we have ever published and the second highest-rated Xbox title that we've ever published according to Gamerankings.com. Second, The Suffering demonstrates our new approach to sales and marketing. The Suffering received full distribution and was carried at every major retailer. Awareness among the enthusiast gamers was very high for this game and the presales we achieved with The Suffering were the second highest in this console cycle for us behind only Mortal Kombat: Deadly Alliance. Lastly, The Suffering demonstrates our ability to launch new intellectual properties. The importance of this point cannot be understated. Over the past twelve months, across the entire industry, only a handful of new original properties out of over one hundred have successfully launched in this market, making those few success stories even more valuable. We expect to ship over 500,000 units of The Suffering worldwide this year. The Suffering has carved out a niche in the horror genre that we believe we can expand upon the existing fanbase created for this game and produce an even more successful sequel in the future. During the first quarter, we acquired the developers of The Suffering, Surreal Software, and gave them the resources and direction to produce an even more immersive and impressive action-horror title. Perhaps the most important thing about The Suffering's initial sales is that our retail partners across the board are pleased with its performance and we believe this will set the stage for strong distribution of our other 2004 titles, including Psi Ops.

The launch of NBA Ballers on April 5 evidenced several other important accomplishments for Midway. First, it affirmed our competency in the over-the-top sports arena and our product strategy of focusing in this genre. There are few companies that have successfully published sports games in this console cycle. We believe NBA Ballers has the potential to be the highest-selling league-licensed sports title from a publisher other than Electronic Arts in this console cycle. Secondly, we believe NBA Ballers has the potential to be our second title to sell through over one million units domestically in this console cycle. While we do not have any NPD sales results to report yet for this title, we can tell you that we have shipped in over 600,000 units of NBA Ballers in only the first three weeks of its release. According to our most recent internal sales report, most of our top-ten retailers have on average less than 3 weeks of inventory. Clearly, this product has franchise potential and this is tremendously valuable to our future product pipeline. Third, this title, like The Suffering, is a high-quality product that is trending toward an average review score in the mid 80's and will likely be our highest reviewed sports game in this console cycle. Lastly, this title represents more completely the improved marketing results of our new marketing department. With this game, we were able to achieve a dramatically improved level of interaction and synergy between our marketing and product development departments, and this produced a number of key marketing and PR successes, such as: The "Making of NBA Ballers", a half-hour documentary about NBA Ballers that aired over twenty times on MTV and MTV2 in the first three weeks of the Ballers launch; and the creation of a winter Media Gamer's Day event in February that attracted nearly 100 journalists and produced a slew of press coverage for our games at a critical time in their marketing schedules.

Our performance in the first quarter, led by sales of The Suffering, and our solid launch of NBA Ballers in early Q2, has led us to increase our full-year revenue guidance from approximately $140 million to $148 million, and revise our net loss forecast from approximately $20 million to $18 million. For the second quarter, we expect revenues of approximately $38 million and a net loss of approximately $10 million.

We expect to launch five major products for the remainder of 2004, although we are changing the lineup slightly. For competitive reasons, we are now planning to ship Narc, our take on life as a drug enforcement agent, in early 2005 rather than late 2004. We believe this move to the less cluttered first quarter of 2005 will result in stronger ultimate sales for the title. In Narc's place, we are adding Shadow Hearts: Covenant to our 2004 lineup for Europe and North America. Shadow Hearts is a role-playing-game created by Japanese publisher Aruze that is a sequel to a game we published in 2001. The production value for this title is extremely high and the team that built this game includes many former developers from Squaresoft, arguably the most successful RPG developer in the world. We believe this title can appeal to the hardcore RPG fan and take advantage of a holiday season in 2004 that is not expected to see a Final Fantasy release.

Two other products I want to provide some insight on are Psi Ops and Mortal Kombat: Deception. Psi Ops is scheduled to launch in late Q2 and will be another new original property that we believe has great potential. While we have taken a conservative stance with regard to our expectations for all new intellectual properties, given the historical track record of how difficult it is to launch these games in this console cycle, we cannot help but get excited about Psi Ops given the positive response it tends to receive from almost everyone who plays it. Psi Ops is quickly becoming a favorite of the gaming press and was just featured on the cover of PSE2 magazine this month. The gaming press has now had access to an initial playable demo of the game and here are some of the things they are saying: "Psi Ops is the Xbox's first sleeper hit of 2004 and one of the most innovative action games of the current generation." That's according to Xbox Nation Magazine; "one our most wanted games of 2004", according to IGN; and from the editor of Official Playstation Magazine "…there are some amazing new franchises emerging [in 2004], with God of War, Midway's Psi Ops, and Killzone leading the charge." There is much written about this game in traditional print as well as online, and I encourage anyone interested in knowing more about it to look into these media sources for an early read on how the enthusiast gamers are treating this game.

Mortal Kombat: Deception. Mortal Kombat: Deception was announced to the enthusiast press at our recent media gamer's day event and the response has been phenomenal. The focus for this sequel product has been on content. With online support, an RPG mode, puzzle and board games, and interactive environments this may well be the most complete fighting game ever launched. The enthusiast press has also written reams of positive press about this game and I'll pick a few quotes to give you an indication of this enthusiasm: from Gamers.com "Based on what we currently know, Mortal Kombat: Deception is shaping up to be the best 3D fighting game to date"; from PSM Magazine "[This version of Mortal Kombat]…is the biggest, baddest MK ever" and from the largest enthusiast gamer website, Gamespot.com, "Mortal Kombat: Deception is our most anticipated game of 2004". Anticipation for Mortal Kombat: Deception is running ahead of its predecessor. According to Gamespot.com, the online interest for MK Deception is higher than any other PS2 game launching this year with the exception of Metal Gear Solid and Grand Theft Auto: San Andreas, based on the Internet traffic to their site over the last sixty days. This of course is excellent news for Midway, as Mortal Kombat: Deadly Alliance has now sold over 2.8 million units to date worldwide and is still going strong.

Mortal Kombat: Deception and Psi Ops will both be on display and playable at our E3 booth in May along with MLB SlugFest Loaded, Area 51, and Shadow Hearts: Covenant. I urge any of you who have the opportunity to attend E3 this year to check out these games for yourselves and certainly pay attention to the enthusiast media that comes out of the show. I think you'll be impressed.

While we are happy with the progress we are making on our turnaround, we are also keenly aware of the many improvements that we still must achieve. We look forward to reporting on this progress on future calls.
That concludes our prepared remarks. Operator, please open up the line for questions.

Operator:
Thank you. Ladies and Gentlemen, if you would like to register a question, please press * 1 on your telephone. If your question has been answered and you would like to withdraw your registration please press the # key. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question comes from Edward Williams of Harris Nesbitt Gerard.
Edward Williams:
Good afternoon. Couple of questions for you guys. David, first of all, could you comment a little bit about the price that you've got coming relative to The Suffering and Ballers in terms of how you think each of the games might perform?
David Zucker:
Yeah, I mean, we don't want to get into that level of detail with our forecasting, but certainly Mortal Kombat, we think is our biggest title for the year. As I referenced earlier we sold 2.8 million units of Mortal Kombat: Deadly Alliance and we certainly expect that to be a big seller. Beyond that, I don't want to get into specific projections about specific titles.
Edward Williams:	But on a relative basis, you have no comment as to how Psi Ops, you think, might do relative to The Suffering?
David Zucker:
Psi Ops has the potential to be a real breakout game. Again if you look at the gaming enthusiast press and what they're saying about this game, I'm not sure that Midway's had people saying this kind of thing about our games in the past. Some of the innovation and groundbreaking elements of this game, and once people get their hands on this thing, there's a very positive reaction to it. Psi Ops certainly, we think it's a great game. It may well be one of our best games in a long time. So we think if the market gets a chance to absorb it, we certainly have high hopes for it.
Edward Williams:	Looking at European distribution capability right now, how many countries are you filling product directly into and how do you envision that changing over the course of the next twelve months or so?
David Zucker:
We sell our product in essentially every meaningful country in Europe. We have a significant operation based over in London in the UK, and do our own distribution in certain territories and use distributors in others.
Edward Williams:	Where are you selling directly though, compared to using distributors?
David Zucker:	Primarily, North continental Europe and the UK, Ireland and so forth.
Edward Williams:	And just a couple of quick financial questions. What was cash use for operations for the quarter?
Thomas Powell:	It was a $12 million use of cash.
Edward Williams:
And then looking at your income statement, assuming there's a profitable quarter in the future, which I'm sure you guys are hoping for, what's the option count? What would the share base be with the current price point?
Thomas Powell:
If we were to take a full year look at this, our basic share count would be about 65 million. Fully diluted, this would assume a $10 million profit level, and $10 share price. Fully diluted would be 70 million shares using the treasury method. So, some of the preferred would be anti-dilutive at that level of earnings and since as the earnings increase they couldn't be brought into the fully-diluted calculation as well.

Edward Williams:
And could you just give us any color on what we should look for from R&D? You mentioned $19 million cash on the quarterly basis going forward but how much is actually going to be in the R&D line on the income statement?
Thomas Powell:
Sure. Well we look to spend, with our current business plan, about $75 million on a cash basis with approximately one third of that flowing through as R&D expense, the balance being capitalized and then amortized along with the associated product sales.
Edward Williams:	How much of the balance that is getting amortized do you think will actually be amortized this year?
Thomas Powell:	We expect to end the year with a capitalized balance of approximately $30 million so you could work the numbers.
Edward Williams:	Okay, and then one final question: international sales for the quarter, the percentage of revenue?
Thomas Powell:	I believe that was right around 19%.
David Zucker:	A little less than 20%.
Edward Williams:	Ok. Thank you.
David Zucker	Thanks, Ed.
Operator:	Our next question comes from the line of Heath Terry with Credit Suisse First Boston.
Heath Terry:
It sounds like you've been having a lot of conversations with your retailers lately. I was wondering if you could just give us kind of a broader sense of retail reaction to the corporate price cut on Xbox from the lack of a price cut so far on Playstation 2 and how you would gauge their level of enthusiasm around the business right now against what you've seen in previous quarters. And then, if you could just talk to us generally about your acquisition strategy. Obviously you made one acquisition this quarter to grow the internal development side of the business. What kind of scale are you looking to get to in your internal development operation and should we expect more of these kind of add-on acquisitions down the road?
David Zucker:
Right. In terms of retailers, the Xbox price cut to $149, it started a little bit slow but most of the major retailers that I've talked to over the last two weeks, the Xbox is actually outstripping the PS2 a little bit. I'm unclear if it will end up ahead of them for the month, probably somewhere around the same level as the PS2. So clearly the price cut on the Xbox has been received well and I think the even better news is that software is going along with it. To your question about…generally, I think people are cautiously optimistic. They don't see this to be a dramatic growth this year but certainly most are looking at growth over the last year. In terms of acquisitions, really with The Suffering, these guys were really very creative developers with a strong capability in storytelling and creating dramatic tension in games. We had some areas where we could help them and some areas where they could help us. So it made a lot of sense for us to acquire Surreal and we will be looking, certainly opportunistically, at developer acquisitions to the extent they make sense. But from what we're thinking about, certainly as we sit here now, these are not major acquisitions. They're typically one or two teams. Where they make sense for a long term strategic objective to make more and better quality games we'll be pursuing them.

Heath Terry:	Great. Thank you.
Operator:	Our next question comes from the line of Arvind Bhatia with Southwest Security.
Arvind Bhatia:	Good afternoon.
David Zucker:	Hi Arvind.
Arvind Bhatia:	Ok, one is: Tom, can you tell us where your balance sheet is as of April, following the recent capital raise? What's the cash position? That's my first question.
Thomas Powell:
Sure, we ended March 31st with $45.7 million in cash and we added to that an additional $78.4 million with the equity raise and then with another $4.5 million with one of our preferred shareholders exercising their right to buy additional shares. And so, if you add those two amounts to the ending March balance it would be right around $129 million in cash.
Arvind Bhatia:	And any collections? Since March 31?
Thomas Powell:	I'm sorry, any…?
Arvind Bhatia:	Any A/R collections?
Thomas Powell:	Sure, we always have A/R collections but I don't have the specific amount that we've collected since the end of the month in front of me.
Arvind Bhatia:
Ok, so, given that cash position and your plans that you laid out for the rest of the year in terms of your cash outlay, obviously you feel very comfortable for this year. Do you, however, anticipate any more cash needs over the next twelve months?
Thomas Powell:	We don't anticipate additional equity financing or going out and needing to raise additional cash.
Arvind Bhatia:
Ok. Next question is on Mortal Kombat. I know you mentioned its going to be one of your biggest products but can you give us some sense of how big that is as a percentage of revenue for this year? And I'm assuming you're launching that product internationally as you have previously communicated.
David Zucker:
Yeah. A couple things. Again, you can look at what's out there in the press. Mortal Kombat: Deception has a number of really distinguishing characteristics. First, it'll be the first 3-D fighting game online, both PS2 and Xbox. There'll be incredible depth in this game. The engine has been in place and been perfected over many years. We've really added a lot of content to the game, Ed Boon and the guys. There'll be mini-games, public games, a separate RPG action/adventure mode, and third, there'll be some real innovation in the fighting mechanics themselves. So we are very excited about this game. And you look around at the enthusiast press and some of the internet traffic, clearly there are plenty of others who are excited about it as well. And the other thing that we should mention, we do feel with Mortal Kombat: Deadly Alliance we believe we may have lost a couple hundred thousand units because we missed the holiday ship-in period for Europe. So it is our intention this year to launch Mortal Kombat: Deception in both the United States and internationally in the fourth quarter.
Arvind Bhatia:	Hey, you think that you would launch them simultaneously or you would need some more time to port it over so maybe there's a few weeks of gap? Just from a planning perspective.

David Zucker:	We working on both the NTSC and PAL versions at the same time and the plan is to ship them sort of within 30 days of each other.
Arvind Bhatia:	Got it. But fair to assume at least a million units for the quarter?
David Zucker:	I'd answer that by saying that the last Mortal Kombat: Deadly Alliance, has already done 2.8 million units.
Arvind Bhatia:
Ok. Next two follow-ups: for planning purposes, are you assuming a PS2 price cut over the next few weeks or does it matter to you if a price cut were to not happen here but rather something were to happen close to Labor Day?
David Zucker:
We're assuming a PS2 price cut around E3 but that's sort of the industry assumption. We have no specific information about that. I think that'll be, just like the Xbox cut was good for the business, I think this will be good as well.
Arvind Bhatia:
Ok, the last question is more just looking out to next year. How are you thinking about 2005? Are you planning for at least the launch of one new platform? Are you looking at that year as a transition year? Walk us through your planning process as you look out into next year.
David Zucker:
Well, first of all, from a planning standpoint, we intend to have more frontline titles than we did this year. In terms of adding additional platforms, the only one at this point that we would be considering is the Xenon platform as a potential opportunity but we're really not, and as you know neither Xbox or Microsoft or Sony are talking about their next generation plans at this point in time, and neither will we be. But we'll certainly be participating on the next platforms for both Sony and Microsoft when they announce plans.
Arvind Bhatia:	Great. Thank you.
Operator:	Ladies and Gentlemen, as a reminder, to register for a question please press * 1. Your next question comes from the line of Stuart Halpern with RBC Capital Markets.
Stuart Halpern:	Hello, am I on?
David Zucker:	Hey, Stuart.
Stuart Halpern:	Can you hear me?
David Zucker:	Yeah.
Stuart Halpern:
Ok. Sorry. A couple of questions: First of all, I want to say by the way thanks for giving us some of the insight into the unit volumes. That really helps us figure out what's going on. So we appreciate that. Secondly, on Psi Ops, are you assuming that'll go out at $49.99?
David Zucker:	Yes.
Stuart Halpern:
Ok. Can you give us any context on the marketing plan? You've been talking about the importance of marketing. It was reported that on Ballers you were spending something like $7 million. Can you give us any perspective on whether Psi Ops would be an equally heavily marketed type property?

David Zucker:
Well again, we don't want to get into specific detail about individual title marketing plans. I will say one of the things that's unique about Psi Ops is that when people actually get their hands on this game, they really fall in love with it. So we will have, in fact, hitting the streets within the next two weeks here a playable demo of Psi Ops which will be part of both official Playstation magazine and the OXM, official Xbox magazine, in their June issues which will hit in early May. So we expect to get a lot of buzz going, and a lot of people able to put their hands on the game as a result of those demos. We're also already providing a lot of online support from an advertising standpoint and we're ramping our marketing program up as we head towards launch.
Stuart Halpern:
And talking about launch, both Psi Ops and MLB are slated for the last two weeks of your quarter. Any chance of slippage for development reasons or are you pretty confident that both of those are locked and loaded for the quarter?
David Zucker:	As we sit here today, our intention is to ship both Slugfest and Psi Ops late in the quarter.
Stuart Halpern:
Ok. And just in terms of product, I think in the last call you talked about some products that you'd likely see coming in to your… No updates on those mentioned in the press release or your previous comments. Anything more to say on them?
David Zucker:	I'm sorry sir, could you repeat that?
Stuart Halpern:	I think in the last call you made reference to some prospects for PC titles coming out this year. I haven't seen any update or heard any update.
David Zucker:	Yeah, we'll shortly have a Suffering PC SKU that we're putting the finishing touches on, and we also plan to do a Psi Ops PC SKU. We'll be doing an Area 51 PC SKU.
Stuart Halpern:	No PC-only titles?
David Zucker:	I'm sorry?
Stuart Halpern:	No PC-only titles?
David Zucker:	Not this year, no.
Stuart Halpern:	Ok. And just one final thing. Any comments on Sony's guidance on unit shipments for their fiscal year? 14 million. Is that pretty much what you were expecting? Higher or lower?
David Zucker:	It was a little bit lower than we were expecting but not completely out of line.
Stuart Halpern:	Great. Ok, thanks.
Operator:	Our next question comes from the line of John Taylor with Arcadia Investment Corporation.
John Taylor:	Hi.
David Zucker:	Hey, John.
John Taylor:	Hi, how are you?
David Zucker:	Good.

John Taylor:
I have a question in a general sense about development budgets and marketing budgets. You guys are clearly focusing on establishing a portfolio of new properties and doing some sequels, but what do you think about, back-of-the-envelope now, as kind of an average cost to plan a game per title now. And kind of average launch budget. Particularly on the new IP titles? And how do you think that numbers going to change as we go into the next generation?
David Zucker:
You know its really hard to answer that question in terms of an average budget because people are talking about Half-Life 2 being north of $15 million and people putting out great games for $3 million. It goes all over the map. I think for a good solid triple-A title I think you're talking five and ten million bucks, product development.
John Taylor:	And then to establish a new IP like The Suffering or one of these other ones, Psi Ops, whatever, what do you think is sort of a typical marketing number?
David Zucker:	Again it depends a lot on the specifics of the game and who you're marketing it to. So it could range from as little as a million dollars to north of ten.
John Taylor:	So if we're kind of assuming that to build a new game and get it out there in front of people, somewhere in the kind of 10 million to 15 million all-in. Does that sound like a reasonable range?
David Zucker:	It could be a little high. Again, it depends on the specific title but, yeah, that's probably not a bad idea.
John Taylor:	Ok. Thank you.
Operator:	Your next question comes from the line of Mike Wallace with UBS.
Mike Wallace:	Hi. Two things. First, why were the cost of goods so high?
Thomas Powell:	I'm sorry. Can you repeat the question, Mike. I didn't…
Mike Wallace:	Yeah. The cost of goods. Why are their gross margins that low?
Thomas Powell:
During the quarter we went out with The Suffering priced at $49.95 retail price point and earned a good margin on that, and that accounted for about half our revenue. The rest of it was made up of catalogue and some greatest hits products which carries a lower margin. The biggest piece of that is those disk costs. The percent of revenues are just higher because of the catalogue product.
David Zucker:	Yeah. About 37% of our sales in Q1 were catalogue sales.
Mike Wallace:	There weren't any write-offs or anything like that?
Thomas Powell:
There were some products that were bumping up against the upper end of the amount we could put on the balance sheet related to capitalized product development cost and so we expensed those. But we didn't go out and cancel a bunch of games as a part of a restructuring or cleaning house of PD.
Mike Wallace:	Right.
Thomas Powell:	But there were some charges associated with…that limited the amount of expense we could put on the balance sheet. We did have some write-downs associated with that.
Mike Wallace:	Going forward, do you think gross margins are going to be in the 50% range? Is that too high?

Thomas Powell:
Going forward, we're really looking this year to be a little bit under the 50% range, but we also are looking fairly conservatively at the pricing on our products. So if we're able to hold a $49.95 retail price point throughout the back half of the year, especially with what we've done with The Suffering and expect to do with Psi Ops, it could push up close to 50%. But right now we're looking at low 40% margins for the year.
Mike Wallace:	So Q2 should be…
Thomas Powell:	That was on a full year basis.
Mike Wallace:	So Q2 should be an improvement from Q1, I would think?
Thomas Powell:	We would expect to see that. We don't have as great of a percentage of product being catalogued, or we don't expect to have as much catalogued in the second quarter.
Mike Wallace:
Ok. The second thing, could you guys make any sort of comment about what Redstone is doing? He was quoted today talking about an infusion of great creative talent coming to the company soon. He's about to go past 50%, says he's going to 60.
David Zucker:
Yeah, I think the best answer to that is to talk directly to him. We certainly don't want to get involved in hypotheticals concerning Sumner Redstone on this call. We're here to talk about our first quarter results and full year guidance.
Mike Wallace:	Well he did make reference to creative talent coming. That has to do with Midway, so…is he referring to an acquisition or hiring people?
David Zucker:	I did read that. I think again I'd have to suggest you talk directly to him.
Mike Wallace:	Alright. Thanks.
Operator:	Our next question comes from Stuart Halpern with RBC Capital Markets.
Stuart Halpern:
Yeah, thanks. Just really kind of a follow-up on that. I guess historically the Company has maintained that they have no conversations with Sumner so you can't really get to what's in his mind. You guys do have a poison pill out there, right? So arguably, whether management hasn't spoken to him…I presume somebody's talking to him because why would he have gone past the threshold on a poison pill without some assurance that you guys weren't going to dilute him out?
David Zucker:
Well, again, I can't speak for the board of directors. The Company, as a rule, hasn't stood in the way of parties interested in buying our stock. And certainly we believe that Redstone's interest in the Company has been beneficial to Midway.
Stuart Halpern:	Ok. So you're not saying that board members necessarily haven't had conversations…
David Zucker:	I'm saying I can't speak for the board of directors.
Stuart Halpern:	Ok. Thanks.
Operator:	Thank you. Mr. Zucker, I will now turn the call back to you for any closing remarks.
David Zucker:	Great, guys. Thanks. Looking forward to talking to all of you soon.
Operator:	Ladies and gentleman, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

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TRANSCRIPT OF MIDWAY GAMES INC. FIRST QUARTER 2004 FINANCIAL RESULTS CONFERENCE CALL APRIL 28, 2004